THE STRIDE RITE CORPORATION                           January 15, 2004
NEWS RELEASE                                          FOR IMMEDIATE RELEASE


        CONTACT:      Frank A. Caruso, Chief Financial Officer - (617)-824-6611


                               STRIDE RITE REPORTS
                           IMPROVED FOURTH QUARTER AND
                     FULL YEAR RESULTS - EPS UP 10% IN 2003

     Lexington, Massachusetts, January 15, 2004 - The Stride Rite Corporation (NYSE; SRR) today reported its fourth quarter and fiscal year 2003 results.

     Net sales for the fourth quarter of fiscal 2003 increased 6% to $103.8 million from $98.2 million in the comparable period of fiscal 2002. The Company incurred a net loss of $1.0 million or $.02 per diluted share in the fourth quarter of fiscal 2003, as compared to a net loss of $2.0 million or $.05 per diluted share in last year's fourth quarter.

     For the full 2003 fiscal year, net sales totaled $550.1 million, a 3% increase from the sales level of $532.4 million achieved in fiscal 2002. Operating income for the 2003 fiscal year was $38.6 million, a 10% increase from the comparable period in 2002. Net income totaled $25.5 million in fiscal 2003, a 6% increase from the net income of $24.1 million in fiscal 2002. On a diluted basis, earnings per share were $.64 in fiscal 2003, an increase of 10%, as compared to $.58 per share in fiscal 2002.

     Net sales of the Stride Rite Children's Group increased 11% for the fourth quarter and 4% for the fiscal year as compared to the same periods of fiscal 2002. The increases were driven by the Stride Rite company-owned retail stores, which had increases of 8% and 10% for the fourth quarter and fiscal year, respectively, compared to the same periods of fiscal 2002. Net sales at comparable company-owned retail stores increased 4.8% in the fourth quarter and increased 4.7% for the full fiscal year. Stride Rite Children's Group sales to independent retailers increased 16% compared to the prior year's fourth quarter, but decreased 4% for the year. Sales of the Keds brand in the fourth quarter of fiscal 2003 decreased 12% from the comparable period of fiscal 2002, and annual sales declined 3% compared to the prior fiscal year. Sales of the Sperry Top-Sider brand increased 4% in the fourth quarter and 9% for the fiscal year from the comparable periods in fiscal 2002. Fiscal 2003 Tommy Hilfiger Footwear sales for the fourth quarter and the fiscal year increased 7% and 9%, respectively, compared to the same periods in the prior year. International sales for the fourth quarter increased 22% compared to the same period in 2002, although the full year sales declined 5% compared to fiscal 2002.

     The Company's gross profit percentage of 36.5% in the fourth quarter of fiscal 2003 improved 2.4 percentage points as compared to the same period last year. For the full year, the 2003 gross profit percentage of 38.1% improved 1.6 percentage points. Operating expenses in the fourth quarter and full year of 2003 increased 9% and 7%, respectively, as compared to the prior year. The major operating cost increases for the quarter and year were related to the full effect of last year's retail store expansion, advertising and certain payroll related costs. Net income for the full fiscal 2003 year was negatively impacted by a higher tax rate, which was partially offset by a lower share count in earnings per share.

     The year-end balance sheet was solid with inventory 17% below last year. Accounts receivable increased 6%, consistent with the fourth quarter sales increase. DSO at 40 days was improved 1 day compared to the prior year DSO of
41. The Company's end of year net cash position of $103 million represented a $30 million increase over fiscal 2002 and the Company has no outstanding debt. The Company repurchased 293,800 and 717,900 shares of company stock in the fourth quarter and full year of fiscal 2003, respectively.

     David M. Chamberlain, Stride Rite's Chairman and Chief Executive Officer, commented, "During 2003, we successfully executed our strategies and improved our operating performance resulting in increased sales and improved profit margins. I was particularly pleased with the sales gains we achieved in our Stride Rite Children's Group, Tommy Hilfiger Footwear and Sperry Top-Sider brands. We believe this momentum should carry into the new fiscal year. Although Keds had a difficult year, they made some progress particularly in the area of inventory management. During fiscal 2003, as planned, we opened relatively few new Stride Rite Children's Group company-owned retail stores, but made progress in growing the sales of the new doors opened in the prior years. This has strengthened the position of our Stride Rite brand as the premium children's footwear brand with a high quality distribution of our own retail stores, as well as licensed partners, independent and department stores."

     Mr. Chamberlain continued, "During this past year, we strengthened our balance sheet and improved cash flow. Our disciplined approach to capital management resulted in lower inventories and improved DSO throughout 2003. The 2003 fiscal year ended with a $30 million increase in cash, after repurchasing over $7 million in Company stock during 2003. As we enter this new fiscal year, we anticipate continuing the momentum we experienced this past year, while working through an improving, but still difficult retail environment. For fiscal 2004, we believe our sales will grow in the range of 3% to 5%, resulting in an earnings improvement of 8% to 12% compared to last year.

     A summary of net sales and net income for the fourth quarter (unaudited) and fiscal year is provided below. A more detailed balance sheet and income statement follows this release.

                                     (in thousands, except per share amounts)
                            For the Quarter Ended    For the Fiscal Year Ended
                              Nov. 28,   Nov. 29,      Nov. 28,    Nov. 29,
                                2003       2002          2003        2002
Net sales                     $103,769   $98,197       $550,124    $532,400
Net income (loss)                 (965)   (2,035)        25,488      24,117

Net income (loss) per common share:
  Diluted                         (.02)     (.05)           .64         .58
  Basic                           (.02)     (.05)           .65         .58
Average common shares used in
  per share computations:
  Diluted                       39,314    40,024         40,063      41,713
  Basic                         39,314    40,024         39,389      41,315

     The Stride Rite Corporation markets the leading brand of high quality children's shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, Sperry Top-Sider, Tommy Hilfiger, Grasshoppers and Munchkin. Information about the Company is available on our website - WWW.STRIDERITECORP.COM. The Company will provide a live webcast of its fourth quarter conference call. The live broadcast of Stride Rite's quarterly conference call will be available on the
Company's website and at WWW.STREETEVENTS.COM, beginning at 10:00AM EST on January 15, 2004. An on-line replay will follow shortly after the call and will continue through January 22, 2004. Information about the Company's brands and product lines is available at WWW.STRIDERITE.COM, WWW.KEDS.COM and WWW.SPERRYTOPSIDER.COM.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This announcement includes forward-looking statements which reflect our current views with respect to the future events or financial performance discussed in the release, based on management's beliefs and assumptions and information currently available. When used, the words "believe", "anticipate", "estimate", "project", "should", "expect", "appear" and similar expressions which do not relate solely to historical matters identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future events or performance, which may be affected by known and unknown risks, trends and uncertainties. Should one or more of these risks or uncertainties materialize, or should our assumptions prove incorrect, actual results may vary materially from those anticipated, projected or implied. Factors that may cause such a variance include, among others: the opening of new stores may be delayed; the volume of anticipated sales may decline; revenues from new product lines may fall below expectations; the launch of new product lines may be delayed; new retail concepts may not achieve expected results; general retail sales trends may be below expectations; current license agreements may be terminated; consumer fashion trends may shift to footwear styling not currently included in our product lines; our retail customers, including large department stores, may consolidate or restructure operations resulting in unexpected store closings; and additional factors discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

..

                           The Stride Rite Corporation

                        Summarized Financial Information
          for the periods ended November 28, 2003 and November 29, 2002

                                 Statements of Income

      (in thousands)                   Fourth Quarter      Twelve Months
                                        (Unaudited)

                                       2003      2002      2003      2002
                                       ----      ----      ----      ----

       Net sales                     $103,769   $98,197  $550,124  $532,400
       Cost of sales                   65,914    64,739   340,614   337,951
                                     --------- --------- --------- ---------
       Gross profit                    37,855    33,458   209,510   194,449
       Selling and administrative
         expenses                      39,897    36,672   170,867   159,429
       Nonrecurring charges
         (income)                           -       (75)        -      (75)
                                     --------- --------- --------- ---------
       Operating income (loss)         (2,042)   (3,139)   38,643    35,095
       Other income, net                  238       232     1,591       330
                                     --------- --------- --------- ---------
       Income (loss) before income
         taxes                         (1,804)   (2,907)   40,234    35,425
       Provision for (benefit from)
         income taxes                    (839)     (872)   14,746    11,308
                                     --------- --------- --------- ---------
       Net income (loss)                $(965)  $(2,035)  $25,488   $24,117
                                     ========= ========= ========= =========


              Balance Sheets

                                       2003      2002
                                       ----      ----
      Assets:
      Cash and cash equivalents      $103,272   $73,105
      Accounts receivable              51,058    48,075
      Inventories                      81,925    98,213
      Deferred income taxes            14,393    20,588
      Other current assets             19,452    14,131
                                     --------- ---------
           Total current assets       270,100   254,112
      Property and equipment, net      60,802    68,291
      Other assets                     14,315    12,914
                                     --------- ---------
           Total assets              $345,217  $335,317
                                     ========= =========
      Liabilities and Stockholders'
      Equity:
      Short-term debt                       -         -
      Current liabilities              63,975    70,068
      Deferred income taxes and        13,526    12,208
      other liabilities
      Stockholders' equity            267,716   253,041
                                     --------- ---------
           Total liabilities and     $345,217  $335,317
             stockholders' equity    ========= =========
